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                        [LETTERHEAD OF SCHRECK BRIGNONE]

                                  June 2, 2003



NexMed, Inc.
350 Corporate Boulevard
Robbinsville, New Jersey  08691

Ladies and Gentlemen:

         We have acted as special Nevada counsel to NexMed, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering the registration of 13,190,422 shares of the Company's common stock, par value $0.001 per share (the "Stock").

         In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Stock, including 1,530,026 shares of the Company's common stock, par value $0.001 per share (the "Dividend Stock") reserved for issuance as dividends pursuant to the Certificate of Designation filed by the Company with the office of the Nevada Secretary of State on April 21, 2003 (the "Certificate of Designation"), and the authorization and issuance of the Company's convertible preferred stock, par value $0.001 per share (the "Preferred Stock"), the various warrants to purchase the Stock (the "Warrants") and the convertible notes (the "Convertible Notes"), all as referenced in the Registration Statement, the Investor Rights Agreement, dated April 21, 2003, by and between the Company and the holders of the Preferred Stock (the "Investor Rights Agreement") and the Certificate of Designation filed by the Company with the office of the Nevada Secretary of State, on April 21, 2003 (the "Certificate of Designation"). For purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed, that the Stock, the Preferred Stock, the various Warrants, and the Convertible Notes have been or will be, as applicable, issued in accordance with the terms of such Warrants and Convertible Notes, and with the terms of the Investor Rights Agreement and those purchase agreements discussed in the Registration Statement (the "Purchase Agreements"), and that the terms of such issuances has been or will be, as applicable, otherwise in compliance with applicable laws.

         We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purpose of rendering this opinion and we have examined originals or

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NexMed, Inc.
June 2, 2003
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copies certified or otherwise identified to our satisfaction as being true copies or reproductions of originals of such documents, agreements, instruments and corporate records as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have also obtained from officers and other representatives of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of this rendering this opinion.

         Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that
(i) the obligations of each party set forth in the Warrants, the Convertible Notes, the Purchase Agreements, the Registration Rights Agreement and the other documents that we have reviewed are its valid and binding obligations, enforceable in accordance with their respective terms; (ii) there are no oral or written modifications of or amendments to the documents we have examined, and there has been no waiver of any of the provisions thereof, by actions or conduct of the parties or otherwise; (iii) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document; and (vi) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

         We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon, of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal law, including any federal securities law, or any state securities or "Blue Sky" laws.

         Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

         1. The Stock, other than the Dividend Stock, is duly authorized and, when and to the extent issued and sold in accordance with the terms of the various Warrants, the Convertible Notes, the Investor Rights Agreement and the Purchase Agreements, as described in the Registration Statement (after due and proper conversion by the selling stockholders of the Preferred Stock and Convertible Notes, and exercise by the selling stockholders of the Warrants, together with the payment in full to the Company of all conversion and exercise prices, including pursuant to any


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NexMed, Inc.
June 2, 2003
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deferred payment arrangements, therefor), has been or will be validly issued, fully paid and non-assessable.

         2. The Dividend Stock, upon declaration of a dividend and authorization of the issuance of such stock by the Company's board of directors in accordance with the terms of the Certificate of Designation, and when and to the extent issued, will be duly authorized, validly issued, fully paid and non-assessable.

         The opinions expressed herein are based upon the laws in effect and the facts in existence as of the date of this letter. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

         This opinion letter may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent in each instance. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                                     Very truly yours,

                                                     SCHRECK BRIGNONE